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                                                                    Exhibit 99.3


Earnings Statement with respect to the twelve months ended March 31, 2003


                                                         Twelve months
                                                        ended March 31,
                                                             2003
                                                         -----------

Net sales                                                $   780,908
Cost of products sold                                        678,296
Cost of products sold - write-down of inventories            108,222
                                                         -----------
                                                              (5,610)

Selling, general and administrative expenses                 240,278
                                                         -----------
LOSS FROM OPERATIONS                                        (245,888)

OTHER INCOME (EXPENSE)
Interest expense                                             (29,895)
Foreign exchange gain                                           (236)
Investment and other income, net                                (234)
                                                         -----------
                                                             (30,365)

LOSS FROM CONTINUING OPERATIONS BEFORE
   INCOME TAXES AND MINORITY INTERESTS                      (276,253)

Income taxes                                                 (39,185)
Minority interests                                              (108)
                                                         -----------

LOSS FROM CONTINUING OPERATIONS                             (236,960)

LOSS FROM DISCONTINUED OPERATIONS                           (120,940)

                                                         -----------
NET LOSS                                                 ($  357,901)
                                                         ===========